AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS
("Agreement") is made as of                       , 2007, between John F. Valov,
as Trustee of The John F. Valov 2000 Trust; John F. Valov, as Trustee under the Will of Mary J. Valov, aka Manya J. Valov, deceased; John F. Valov, a widower; Jim Valov, a single man; and John Valov, Jr., a married man, as his separate property (collectively, "Seller"), and HBS Bioenergy DDG Corcoran, LLC, a California limited liability company ("Buyer"), with reference to the following facts:

A.	Seller is the owner of certain real property located in the County of
Tulare (the "County"), State of California, consisting of approximately 921.74 acres of agricultural farmland (the "Property"), as more particularly described in Section 2.1 below.

B.	Seller desires to sell to Buyer the Property, and Buyer desires to purchase the Property from Seller, in accordance with, and on the terms and conditions of, this Agreement. NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by Seller, Buyer and Seller hereby agree as follows:

1.	SALIENT TERMS

1.1	Effective Date:	          , 2007

1.2	Parties:

(a)	Seller:	John F. Valov, as Trustee of The John F. Valov 2000 Trust; John
F. Valov, as Trustee under the Will of Mary J. Valov, aka Manya J. Valov, deceased; John F. Valov, a widower; Jim Valov, a single man; and John Valov, Jr., a married man, as his separate property

Notice Address:	John F. Valov 18275
Road 28 Tulare, CA  93274
Tel:(559)686-6005 Fax:
(559) 992-8904 Email:
ValovandSons@Valov.net

(b)	Buyer:	HBS Bioenergy DDG Corcoran, LLC

Notice Address:
4144 S. Demaree Rd.
Visalia, CA 93277 Attn:
Mike Wheatley Tel:
(559) 738-5140 Fax:
(559) 738-5143 Email:
mikewheatley@agrimassenviroenergy.com

Copy To: HBS Human Biosystems

1127 Harker Avenue
Palo Alto, CA 94301
Attn:  Harry Masuda
Tel:  (650) 323-0943
Fax:  (650) 327-8658
Email:  hmasuda@humanbiosystems.com

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1.3	Purchase Price:	$11,982,620.00, based on $13,000.00 per acre.

1.4	Earnest Money Deposits:

[Text redacted.]

1.5	Current Use:	The agricultural farming of crops.

1.6	Planned Use:	The construction and operation of dairies, an ethanol
plant, and an energy producing facility, pursuant to plans and specifications to be prepared in accordance with Section 3.3.1 hereof.

1.7	Closing Date:

[Text redacted.]

1.8	Feasibility Period:Eighteen months after the Opening of Escrow, in accordance with Section 4.1.2 hereof.

1.9	Escrow Holderand Title Company:

                                Chicago Title Insurance Company 388
				Market Street, Suite 1300 San Francisco, CA
				94111 Attn:  Nicki Carr (415) 788-0871 1.10
				Opening of Escrow:	In accordance with
				Section 2.2.1.1 hereof.

1.11	Exhibits:

Exhibit A:	Property Legal Description
Exhibit B:	Grant Deed
Exhibit C:      FIRPTA Certificate
Exhibit D:	Hazardous Substances
Exhibit E:	Reports
Exhibit F:	Post-Closing Harvest Agreement
Exhibit G:	Non-Disclosure Agreement

2.	PURCHASE AND SALE

2.1	Agreement to Buy and Sell.  Subject to the terms and conditions set forth herein, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to acquire and purchase from Seller, the Property. As used herein the term "Property" shall include:

(i)	Seller's entire ownership interest in the land described in Exhibit A attached hereto, excepting therefrom one-half of Seller's rights to oil lying below a depth of five hundred feet from the surface, together with all improvements located thereon, and all hereditaments, easements, rights of way, or privileges appurtenant thereto, or air rights belonging or in any way pertaining to the same, if any (the "Real Property"); and

(ii)	any and all intangible property owned or held by Seller in connection
	with the Real Property, including, but not limited to any and all certificates of occupancy, transferable permits, development rights, licenses and warranties covering the Real Property or any part thereof and any and all service contracts or similar instruments relating to the maintenance and operation of the Real Property (the "Intangible Property"). Notwithstanding anything in the foregoing to the contrary, in no event shall the term "Property" be deemed to include any of Seller's commodity based subsidies.

2.2	Purchase Price.  The Purchase Price for the Property shall be in the amount specified in Section 1.3 hereof.

2.2.1	Deposits.

2.2.1.1	Opening of Escrow.  On April 9, 2007, or within two (2) business days thereafter, Seller shall open an escrow (the "Escrow") with Escrow Holder at the address set forth in Section 1.9 above, by depositing with Escrow Holder the fully executed Agreement, or executed counterparts thereof. Within two (2) business days after written notice from Escrow Holder that Seller has opened Escrow, Buyer shall deposit with Escrow Holder by wire transfer, cashiers check or other immediately available funds the amount of the First Deposit provided in
Section 1.4 hereof, which funds Escrow Holder shall invest in an interest bearing account with interest accruing for the benefit of Buyer. The date such fully executed Agreement is signed and accepted by Escrow Holder on the last page hereof shall be deemed the "Opening of Escrow" and Escrow Holder shall advise Buyer and Seller of such date in writing.

[Text redacted.]

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2.2.3	Purchase Price Balance.  If Buyer provides the Feasibility Approval
Notice and the Title Approval Notice on or prior to the expiration of the Feasibility Period, and provided all of the other conditions precedent to Buyer's obligation to purchase the Property are timely satisfied, then, at least one (1) business day prior to the Close of Escrow, Buyer shall deposit with Escrow Holder by cash, cashier's check, or other immediately available funds the sum of (a) the Purchase Price, less (b) the Deposits (the "Purchase Price Balance"), plus (d) Buyer's Escrow charges and other cash charges as set forth in Section 3.1.2 below.

2.3	Termination.  In the event that Buyer elects to terminate this Agreement in its sole discretion, then (a) all Deposits shall be released to Seller, and
(b) all interest accrued thereon shall be released to Buyer, (c) this Agreement and the Escrow shall terminate, (d) Buyer shall pay and be solely responsible for any Escrow termination charges, and (e) the parties shall have no further obligation to one another with respect to this Agreement, except as otherwise expressly provided herein. If Buyer does not close Escrow on or before the Outside Closing Date, as defined herein, other than due to a Seller default hereunder, and subject to extension as provided in Section 3.2.2, Escrow shall automatically terminate and (a) all Deposits shall be released to Seller, and
(b) all interest accrued shall be released to Buyer.

3.	ESCROW AND CLOSING

3.1	Escrow.

3.1.1	Escrow Instructions.  The applicable portions of this Agreement that address deliveries and procedures relating to the Close of Escrow constitute the joint escrow instructions of Buyer and Seller, which Escrow Holder is to use along with any fully executed counter offers and amendments that are delivered to Escrow Holder and any additional mutual instructions required by Escrow Holder. If Escrow Holder requires additional mutual instructions, those instructions shall contain such general and standard provisions as may be reasonably required by Escrow Holder, provided, however, that no general or standard provisions shall modify or amend any provision of this Agreement, unless expressly set forth in writing by mutual consent of Buyer and Seller. In the event there is a conflict between any such general or standard provisions and the provisions of this Agreement, the provisions of this Agreement shall control.

3.1.2	Escrow Fees and Other Charges.  At the Close of Escrow, (a) Seller shall pay: (i) the cost of the CLTA Policy (defined below), (ii) one-half (1/2) of the Escrow Holder's fees, (iii) the documentary transfer taxes, and (iv) all recording fees (other than fees associated with Buyer's financing or entitlements obtained by Buyer); (b) Buyer shall pay: (i) one-half (1/2) of the Escrow Holder's fees, and (ii) additional premiums associated with any title policy in excess of the CLTA Policy and any endorsements that Buyer requests; and (c) all other costs related to the transaction shall be paid by the parties in the manner consistent with common practice in Tulare County.

3.1.3	Within five (5) days of the respective parties' execution hereof each of
Buyer and Seller shall deposit with Escrow Holder a properly executed original counterpart Non-Disclosure Agreement in form and substance as attached hereto as Exhibit G.

3.2	Closing.

3.2.1	Closing Date.  Subject to the terms of Section 3.2.2 and the satisfaction of the conditions set forth in Section 3.4 below, the Close of Escrow shall occur on the date which is (i) thirty (30) days following Buyer's delivery of the Title Approval Notice and the Feasibility Approval Notice to Seller, together with notice of its intent to close (the "Closing Notice"), or
(ii) thirty (30) days following the expiration of the Feasibility Period, whichever occurs first (the "Closing Date").

[Text redacted.]

3.2.3	Close of Escrow.  As used in this Agreement, the "Close of Escrow" shall mean the date the Grant Deed for the Property is recorded in the Official Records of Tulare County. The deliveries of funds and documents required by this Agreement for the Close of Escrow shall take place at the offices of the Title Company.

3.3	Discretionary Approvals.

3.3.1	Property Approvals.

(a)	The parties are entering into this Agreement with the understanding that various discretionary approvals required in order for Buyer to develop the Property, all or portions of which are presently covered under the Williamson Act, and for Buyer to improve and construct improvements on the Property for the Planned Use contemplated by Section 1.6, have not been obtained as of the Effective Date. Accordingly, each of Seller and Buyer shall process, in a timely manner, all applications, plans, maps, agreements, documents, and other instruments necessary or appropriate for the development of the Property for the Planned Use, as the case may be, as required by the terms of this Agreement, with Buyer to reimburse Seller's reasonable out-of-pocket costs incurred in connection with the same. Each of Seller and Buyer agrees to cooperate with the other in executing all such applications for government permits or approvals affecting the Property, as long as such applications, permits or approvals are consistent with the development plans contemplated by the Planned Use and are in form and substance acceptable to Buyer in Buyer's sole discretion. The final plans for Buyer's contemplated improvements on the Property are herein referred to as the "Final Improvement Plans". Without limiting the generality of the foregoing, each of Seller and Buyer, as applicable, shall process, in a timely manner, all applications, permits and maps necessary to obtain Property Approvals.

(b)	As used in this Agreement, Buyer shall be deemed to have obtained the
"Property Approvals" when: (a) the County has issued all regulatory approvals and any and all permits approving the conduct of the Planned Use at the Property, and establishing all of the conditions therefore, including but not limited to the Tulare County Building Department, Tulare County Planning Commission, California Air Resource Board, San Joaquin Valley Air Pollution Control District, California Water Quality Management District, and any other agency that is required to approve the Planned Use for completion and operation of the same at the Property, (b) the County or other applicable agency has issued building permits for the construction of the improvements of the Property consistent with the Final Improvement Plans, and (c) all time periods for filing an appeal of the County's or other applicable agency's approval of any permits issued with respect to the property and the construction of improvements thereon have passed without such an appeal having been filed, or, if an appeal has been filed, it has been resolved on terms and conditions satisfactory to Buyer in its sole and absolute discretion.

3.4	Conditions Precedent to Close of Escrow.

3.4.1	Conditions to Buyer's Obligations.  The Close of Escrow and Buyer's
obligation to purchase the Property are subject to the satisfaction of the following conditions or Buyer's written waiver of such conditions on or before the Closing Date. Buyer may waive in writing any or all of such conditions in its sole and absolute discretion.

(a)	Buyer shall have elected to timely deliver the Title Approval Notice and the Feasibility Approval Notice.

(b)	Buyer has obtained all Property Approvals with respect to Buyer's use of the Property for the conduct of business for the Planned Use in form and substance acceptable to Buyer in accordance with Section 3.3.1 of this Agreement.

(c)	The Title Company shall be committed to issue to Buyer, as of the
Closing Date and subject to the provisions of Section 4.3, the CLTA Policy covering the Property, subject only to the Permitted Exceptions (defined below).

(d)	All wells presently located on the Property shall be in good operating condition and repair.

(e)	Seller shall have performed all obligations to be performed by Seller pursuant to this Agreement, including delivering the Property in the condition required hereunder.

(f)	No event or circumstance shall have occurred which would make any of
Seller's representations, warranties and covenants set forth herein untrue in any material respect as of the Close of Escrow.

3.4.2	Conditions to Seller's Obligations.  The Close of Escrow and Seller's
obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions or Seller's written waiver of such conditions on or before the Closing Date. Seller may waive in writing any or all of such conditions in its sole and absolute discretion.

(a)	Buyer shall have performed all obligations to be performed by Buyer pursuant to this Agreement.

(b)	No event or circumstance shall have occurred which would make any of
Buyer's representations, warranties and covenants set forth herein untrue as of the Close of Escrow.

3.5	Closing Documents.  The parties shall deposit the following with Escrow
Holder prior to the Close of Escrow:

3.5.1	Buyer shall deposit:

(a)	The balance of the Purchase Price over and above the Deposits (the
"Purchase Price Balance").

(b)	A Post-Closing Harvest Agreement in the form of Exhibit F attached hereto (the "Harvest Agreement"), duly executed by Buyer.

(c)	A Non-Disclosure Agreement in the form of Exhibit G attached hereto (the
"Non-Disclosure Agreement"), duly executed by Buyer.

(d)	A final executed closing statement approving all Escrow charges, together with all Escrow and other cash charges required in accordance with
Section 3.1.2.

3.5.2	Seller shall deposit:

(a)	A Grant Deed in the form of Exhibit B attached hereto (the "Grant
Deed"), conveying fee title to the Property, executed by Seller with Seller's signature acknowledged.

(b)	The Harvest Agreement, duly executed by Seller.

(c)	The Non-Disclosure Agreement, duly executed by Seller.

(d)	An affidavit or qualifying statement, which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder in the form of Exhibit C, and a Form 593(C) or 593(W) (to be provided by Escrow Holder) to satisfy the requirements of California Revenue and Taxation Code Sections 18662(e) and 18668 (collectively, the "Non-Foreign Affidavits") (provided, however, if Seller does not deliver a Form 593(C) or 593(W) to Escrow Holder prior to the Close of Escrow, Escrow Holder is hereby authorized and instructed to withhold from Seller three and one-third percent (3-1/3%) of the Purchase Price (the "Withholding Amount") and transfer the Withholding Amount to the California Franchise Tax Board in compliance with Revenue and Taxation Code Section 18662(e)).

(e)	A final executed closing statement approving all Escrow charges.

3.5.3	Additional Documents.  Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to proceed to the Close of Escrow and consummate the sale of the Property, in accordance with the terms of this Agreement.

3.6	Close of Escrow.

3.6.1	Closing Deliveries.  On the Close of Escrow, Escrow Holder shall (a)
record the Grant Deed in the Office of the County Recorder of the County (and obtain a conformed copy thereof for delivery to Buyer), (b) pay any transfer taxes, (c) instruct the County Recorder to return the Grant Deed to Buyer, (d) deliver to Seller the Purchase Price Balance, less Seller's charges, (e) deliver to Buyer a conformed copy of the Grant Deed and copies of the Non-Foreign Affidavits and the Title Policy, subject only to the Permitted Exceptions, and
(f) deliver to Seller a conformed copy of the Grant Deed.

3.6.2	Proration of Taxes.  Real property taxes and assessments shall be prorated as of the Close of Escrow on the basis of the most recent tax information. Said prorations shall be based on a three hundred sixty five (365) day year and such proration shall be final. Seller's portion of such taxes and assessments may be paid using the proceeds of the Close of Escrow.

[Text redacted.]

4.	ACTIONS PENDING CLOSE OF ESCROW.

4.1	Investigation of the Property.

4.1.1	Delivery of Reports.

(a)	Not later than the date five (5) business days after the Opening of
Escrow, Seller shall deliver or cause to be delivered to Buyer legible and complete copies of all studies, reports, agreements, documents, plans, permits and entitlements in Seller's possession, pertinent to the Property and its improvement and development, including, without limitation, any and all environmental reports, if any, relating to the Property that are in Seller's possession (the "Reports") and Seller shall have no obligation to pay for any additional reports or surveys hereunder. By its execution of this Agreement, Buyer acknowledges receiving the Reports identified in Exhibit E hereof, and that Seller has advised Buyer that, to the actual knowledge of Seller, Seller does not have any additional Reports in its possession to deliver to Buyer. The Reports are being provided to Buyer without any representation or warranty as to the accuracy of the data or information contained therein.

(b)	By the date which is thirty (30) days prior to the expiration of the
Feasibility Period, Seller shall make such written disclosures required of an owner of commercial property as may be required by the delivery of a Natural Hazards Disclosure Statement.

(c)	The Reports and all other documents and material delivered by Seller to
Buyer pursuant to this Agreement shall: (i) be held in strict confidence by Buyer; (ii) not be used for any purpose whatsoever other than the investigation and evaluation of the Property by Buyer and its lenders (including lender's attorneys and employees), attorneys, employees, agents, engineers and consultants (collectively, "Buyer's Agents"); and (iii) not be disclosed, divulged or otherwise furnished to any other person or entity, except to Buyer's Agents, or as required by law, provided, however, that such confidentiality obligations shall terminate on the earlier to occur of (a) one year after termination of this Agreement, or (b) the Closing Date. If this Agreement is terminated for any reason other than Seller's default, Buyer shall return to Seller all of the Reports in the possession of Buyer and Buyer's Agents.

4.1.2	Feasibility Period.  Buyer shall have until 5:00 P.M. Pacific Time on the date which is eighteen months from the Opening of Escrow (the "Feasibility Period") to review the suitability of the Property for Buyer's use and development thereof for the Planned Use, including, without limitation, any governmental land regulations, zoning ordinances, development costs, financial and market feasibility, the status of the entitlement or development condition of the Property, the physical condition of the Property, including soil and geological assessments and a Phase I environmental audit, and available financing, and the suitability of the Planned Use for property covered by the Williamson Act and the obtainability of permits related thereto (the "Feasibility Matters"), and to approve or disapprove of the Feasibility Matters in Buyer's sole and absolute discretion, and to deliver to Seller and Escrow Holder the Feasibility Approval Notice or alternatively written notice of Buyer's disapproval and the Title Approval Notice. During the Feasibility Period Buyer may terminate this Agreement for any reason relating to the Feasibility Matters, in its sole discretion, upon written notice to Seller. Failure by Buyer to timely deliver the Feasibility Approval Notice and the Title Approval Notice shall be deemed disapproval of the Feasibility Matters and/or Title Matters, as applicable. If Buyer disapproves (or is deemed to have disapproved) of the Feasibility Matters as provided herein, then this Agreement shall automatically terminate and the provisions of Section 3.7.1 shall apply, in which case Buyer shall be responsible for any Escrow termination fees.
Seller shall reasonably cooperate with Buyer, but in no event shall the Feasibility Period be extended, unless by mutual written agreement executed by both Seller and Buyer. Any fees or costs associated with Buyer electing to take any portion of the Property out of the Williamson Act shall be paid by Buyer.

4.2	Title Review.

4.2.1	Title Report.  Within ten (10) days after the Opening of Escrow, Buyer shall cause the Title Company to furnish Buyer with a Preliminary Report of Title on the Property, together with legible copies of all documents referenced therein as exceptions to title to the Property (the "PTR").

[Text redacted.]

4.2.3	Survey.  Buyer may, at any time during the Feasibility Period, cause to be prepared a survey (the "ALTA Survey"), meeting the minimum ACSM requirements, in order for Buyer to obtain title insurance coverages and endorsements for an ALTA Title policy; provided, however, that the Purchase Price set forth in
Section 1.3 hereof shall not be subject to adjustment.

4.2.4	Seller's Failure to Cure.  If, despite Seller's best efforts to remove, or to cause the Title Company to endorse over, a Seller Removed Title Exception, Seller is unable to do so, Buyer shall have the option, on or before the Closing Date, to: (i) declare Seller in default hereunder and exercise Buyer's remedies pursuant to Section 3.7.3, or (ii) waive its objection to the Seller Removed Title Exception in question by delivering notice of such waiver to Seller and Escrow Holder, and proceed to the Close of Escrow. If Buyer fails to deliver the waiver notice described in clause (ii) of the preceding sentence, Buyer shall be deemed to have elected to declare Seller in default hereunder.

4.2.5	Permitted Exceptions.  "Permitted Exceptions" shall mean all exceptions appearing on the PTR which are: (i) standard printed exceptions in the Title Policy issued by Title Company; (ii) a lien for general and special real property taxes and assessments and any installments for Bonds and Assessments, not yet due and payable; and (iii) any other liens, easements, encumbrances, covenants, conditions and restrictions of record approved, or expressly waived if a Seller Removed Title Exception, by Buyer pursuant to this Section 4.2.

4.2.6	New or Additional Exceptions.  Following execution of this Agreement,
Seller shall not place or allow to exist any additional liens or encumbrances on the Property without the prior written consent of Buyer. If any supplement to the PTR that may be issued from time to time by the Title Company discloses any new or additional exceptions from the exceptions shown on the PTR, or any ALTA survey results in any new or additional exceptions to the PTR, Buyer shall approve or disapprove, in its sole and absolute discretion, such new exceptions within ten (10) days after Buyer receives written notice of such new exception(s) from Title Company or Seller, unless such exception arises from the acts or omissions of Buyer, in which case Buyer shall be responsible for removing such exception and/or shall be required to take title subject to such exception. Buyer's failure to respond in such ten (5) day period shall constitute Buyer's disapproval of such new exception(s). If Buyer disapproves of any such new exception(s), then these additional exceptions shall be handled in the same manner as the original exceptions in accordance with Section 4.2.2
(b) and (c); provided, however, if any new exceptions(s) appear within six (6) months of the then-scheduled Outside Closing Date than, in that event, Seller shall have ten (10) days after (i) receipt of Buyer's election, or (ii) Buyer's deemed disapproval of such new exception(s), to: (a) commit to cause such Disapproved Exceptions to be released of record, or commit to cause the Title Company to endorse over such Disapproved Exceptions pursuant to an endorsement or endorsements reasonably acceptable to Buyer, as of or before the Close of Escrow (unless such exception is a Seller Mandated Removal Exception, in which case Seller is required to remove it). If Seller elects not to remove the new exception(s) and is not otherwise required to, then the provisions of Section
3.7.1 shall apply.

4.3	Title Policy.  Buyer's obligation to proceed to the Close of Escrow shall be conditioned upon the commitment by Title Company to issue a CLTA Owner's Policy of Title Insurance with a mechanic's lien endorsement no. 101.4, insuring against mechanic's liens on account of work performed by or for Seller (the "CLTA Policy"), showing title to the Property vested in Buyer with liability equal to the Purchase Price, subject only to the Permitted Exceptions. At Buyer's option, Buyer may obtain an ALTA Owner's Policy instead of the CLTA Policy provided that Buyer pays any additional premium on account thereof. The form of title policy selected by Buyer shall be referred to herein as the "Title Policy."

4.4	Access and Testing.  At any time during the term of this Agreement,
Buyer, its agents and employees and contractors shall have the right to enter the Property for the purposes of conducting such investigations, inspections and tests of the Property as Buyer deems necessary to obtain all approvals and entitlements to enable Buyer to develop the Property as contemplated by Buyer and to determine the condition and suitability of the Property including, but not limited to, the Feasibility Matters. Buyer shall use care and consideration in connection with all of its inspections or tests. Any invasive testing shall require the prior written consent of Seller, not to be unreasonably withheld, and shall be conducted prior to the expiration of the Feasibility Period. If Buyer does not approve the Feasibility Matters within the Feasibility Period, or if Buyer conducts invasive tests or inspections prior to expiration of the Feasibility Period, and then terminates this Agreement subsequent to the Feasibility Period for any reason other than a default by Seller, Buyer shall restore the Property as near as reasonably possible to its condition prior to such intrusive or invasive tests and/or inspections. Prior to any entry on the Property by Buyer before the Close of Escrow, Buyer shall secure and maintain a comprehensive general liability and property damage policy in an amount of not less than One Million Dollars ($1,000,000), which will cover the activities of Buyer and its agents and consultants on the Property and shall name Seller an additional insured thereunder. On request by Seller, Buyer shall provide a certificate of insurance to Seller evidencing the insurance required herein. Buyer hereby agrees to indemnify, defend (with counsel reasonably satisfactory to Seller) and hold Seller harmless from and against any and all loss, expense, claim, damage and injury to person or property resulting from the acts of Buyer, Buyer's agents, contractors and/or subcontractors and/or the contractors or subcontractors of such agents on the Property in connection with the performance of any investigation or other activities upon the Property as contemplated herein. The foregoing indemnity, defense and hold harmless obligations do not apply to (a) any loss, liability cost, claim, damage, injury or expense to the extent arising from or related to the negligent acts or omissions of Seller, (b) any diminution in value in the Property arising from or relating to matters discovered by Buyer during its investigation of the Property, (c) any latent defects in the Property discovered by Buyer, and (d) the release or spread of any Hazardous Substances which are discovered (but not deposited) on or under the Property by Buyer.

5.	USE OF PROPERTY.

5.1	Current Use.  From and after the Effective Date hereof until the date that is twelve (12) months thereafter, or until this Agreement is otherwise terminated in accordance herewith, Seller shall use the Property for the Current Use and for no other use, and further agrees to limit such Current Use to the agricultural farming of rotation crops.

5.2	Future Use.  From and after the date that is twelve (12) months from the
Effective Date hereof until the Close of Escrow, and unless this Agreement is otherwise terminated in accordance herewith, Seller shall provide Buyer with a copy of Seller's proposed crop plan for the Property in advance of Seller's planting the same and Buyer shall approve or disapprove of such crop plan within fifteen (15) days of Seller's submission of the same in Buyer's discretion. Any crop plan not timely approved in writing by Buyer shall be deemed disapproved. If Buyer disapproves of any crop plan Buyer shall have no liability for any of Seller's out of pocket costs or lost profits for any such disapproved crop plan and Seller agrees it shall not proceed with any disapproved crop plan on the Property in accordance herewith.

5.3	Approved Crop Plan.  Any crop plan timely approved in writing by Buyer
("Approved Crop Plan") shall be subject to the terms and provisions of the Post Closing Harvest Agreement attached hereto as Exhibit F.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

6.1	Seller's Representations, Warranties and Covenants.  In addition to the representations, warranties and covenants of Seller contained in other Paragraphs of this Agreement, Seller hereby represents, warrants and covenants to Buyer as follows:

6.1.1	Due Formation and Authorization.  Seller is comprised of individuals and a trust duly organized and in good standing under the laws of the State of California and duly authorized to do business in California. Seller is the sole owner in fee simple of the Property and has the full right, capacity, power and authority to enter into and carry out the terms of this Agreement. This Agreement has been duly authorized and entered into by Seller and the parties signing on behalf of Seller, and upon delivery to and execution by Buyer shall be a valid and binding agreement of Seller. Except for agreements included as Permitted Exceptions, there exist no contracts or other agreements, oral or written, between Seller and any other third parties that will be binding on Buyer or the Property after the Close of Escrow. The entering into and performance by Seller of the transactions contemplated by this Agreement will not violate or breach any agreement, covenant or obligation binding on Seller, and there is no consent required from any third party before the Property may be conveyed to Buyer.

6.1.2	Mechanic's Liens.  There are no mechanic's or materialman's liens or similar claims or liens now asserted against the Property for work performed or commenced prior to the date hereof for or on behalf of Seller other than as described in the PTR; and Seller shall timely satisfy and discharge any and all obligations, relating to work performed on or conducted at or materials delivered to the Property from time to time in order to prevent the filing of any claim or mechanic's lien with respect thereto.

6.1.3	Hazardous Substances.   To the best of Seller's knowledge neither Seller
nor any third party, has used, generated, manufactured, stored or disposed any Hazardous Substance in, at, on, under or about the Property or transported any Hazardous Substance to or from the Property. The Property (a) is not in violation, nor has been or is currently under investigation for violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker health and safety, or to the environmental conditions in, at, on, under or about the Property including, but not limited to, soil and groundwater conditions; (b) there has been no discharge, migration or release of any Hazardous Substance from, into, on, under or about the Property in violation of applicable Hazardous Substance Laws then in effect; and (c) there is not now, nor has there ever been on or in the Property underground storage tanks or any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment. For purposes of this Agreement, the term "Hazardous Substance" shall be defined as set forth in Exhibit D attached hereto. Buyer and Seller acknowledge that the Property has been used for general farming and agricultural purposes including the application of agricultural chemicals and the use of farm machinery.

6.1.4	No Litigation, Condemnation.  There is no suit, action or arbitration, or legal, administrative, or other proceeding or governmental investigation, formal or informal, including but not limited to eminent domain, condemnation, assessment district or zoning change proceeding, pending or threatened, or any judgment, moratorium or other government policy or practice which affects the Property or Buyer's anticipated development of the Property, or which adversely affects Seller's ability to perform hereunder, nor does Seller know of any fact which might give rise to any such action, investigation or proceeding.

6.1.5	Insurance.  From and after the Effective Date hereof until the Close of
Escrow, or until this Agreement is otherwise terminated in accordance herewith, Seller agrees to maintain all policies of insurance presently in effect for the Property, including comprehensive general liability and property damage insurance of not less than $1,000,000 per occurrence, and including coverage for lost crops, with Buyer to be named as an additional insured thereunder. On request by Buyer, Seller shall provide a certificate of insurance to Buyer evidencing the insurance required herein. Seller hereby agrees to indemnify, defend (with counsel reasonably satisfactory to Buyer) and hold Buyer harmless from and against any and all loss, expense, claim, damage and injury to person or property resulting from the acts of Seller, Seller's agents, contractors and/or subcontractors and/or the contractors or subcontractors of such agents on the Property. The foregoing indemnity, defense and hold harmless obligations do not apply to any loss, liability cost, claim, damage, injury or expense to the extent arising from or related to the negligent acts or omissions of Buyer.

6.1.6	Good Condition and Repair.  The Property, wells and all other improvements located thereon are in good condition and repair as of the Effective Date hereof and shall be maintained in substantially the same condition between the Effective Date hereof and the Close of Escrow unless Buyer consents in writing to a change in condition or this Agreement is otherwise terminated in accordance herewith.

6.1.7	No Default Under Encumbrances.  Seller is not in material default under the provisions of any encumbrance, lien or restriction on the Property, including but not limited to the terms, conditions and provisions of the Williamson Act as the same may affect all or portions of the Property. Seller shall cooperate with Buyer in transferring the terms, provisions, benefits and burdens of the Williamson Act, as applicable, to the extent the same affects any portion of the Property.

6.2	Truth and Accuracy of Seller Representations.  Each of the
representations and warranties made by Seller in this Agreement, or in any Exhibit or on any document or instrument delivered pursuant hereto, shall be true and correct in all material respects on the date hereof, and shall be deemed to be made again as of the Close of Escrow, and shall then be true and correct in all material respects. To the extent provided in Section 3.3.1, the truth and accuracy of each of the representations and warranties, and the performance of all covenants of Seller contained in this Agreement, are conditions precedent to the Close of Escrow. In the event that any representation or warranty of Seller needs to be modified due to matters that come to the attention of Seller after the Opening of Escrow, Seller shall promptly deliver to Buyer a certificate duly executed by Seller ("Seller's Disclosure Certificate"), identifying the representation or warranty that is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. The occurrence of a change that is beyond the reasonable control of Seller to prevent shall not be deemed a default, but instead shall constitute the non-fulfillment of the condition set forth in Section 3.3.1 and the provisions of Section 3.7.1 shall control if Buyer elects to terminate this Agreement; if despite change or other matters described in such certificate, the Close of Escrow occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate. In addition, if during the Feasibility Period or anytime thereafter, Buyer becomes aware of any fact or circumstances that would adversely change a Seller representation or warranty, Buyer shall promptly notify Seller in writing of such changed fact or circumstance. The delivery of the Feasibility Approval Notice shall constitute a waiver of any breach of any representation or warranty set forth in Seller's Disclosure Certificate. Seller's representations and warranties contained in this Agreement, or otherwise arising out of the sale of the Property by Seller to Buyer, shall survive the Close of Escrow for a period of two (2) years.

6.3	Buyer's Representations and Warranties.  Buyer represents and warrants to Seller as follows:

6.3.1	Due Formation and Authorization.  Buyer is a limited liability company duly organized, validly existing and in good standing in the State of California, and has the capacity and full power and authority to enter into and carry out the agreements contained in, and the transactions contemplated by, this Agreement, and that this Agreement has been duly authorized and executed by Buyer and, upon delivery to and execution by Seller, shall be a valid and binding Agreement of Buyer.

6.3.2	No Insolvency.  Buyer and any entity or person that owns or controls
Buyer are not bankrupt or insolvent under any applicable Federal or state standard, have not filed for protection or relief under any applicable bankruptcy or creditor protection statute and have not been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute.

6.4	AS IS Sale.  The sale of the Property is made on an "as is, where-is with all faults" basis and, except as specifically set forth herein, without representations or warranties of any kind or nature, express or implied. Notwithstanding the foregoing, Seller agrees to cause, at Seller's expense, all of its equipment, trash, and any other non-purchased items to be removed from the Property on or prior to the Close of Escrow. In the event Seller fails to promptly carry out its obligations hereunder Buyer may do so at Seller's expense, with costs for the same to be due and payable by Seller upon demand.

6.5	Truth and Accuracy of Buyer Representations.  Each of the
representations and warranties made by Buyer in this Agreement, or in any Exhibit or on any document or instrument delivered pursuant hereto, shall be true and correct in all material respects on the date hereof, and shall be deemed to be made again as of the Close of Escrow, and shall then be true and correct in all material respects. Buyer's representations and warranties contained in this Agreement, or otherwise arising out of the sale of the Property by Seller to Buyer, shall survive the Close of Escrow for a period of two (2) years.

7.	CONDEMNATION AND DAMAGE.

If prior to the Close of Escrow, the Property or any portion thereof is taken by any entity by condemnation or with the power of eminent domain, or if the access thereto is reduced or restricted thereby (or is the subject of a pending taking which has not yet been consummated), or the Property is damaged by fire, earthquake or other casualty and the costs of repair exceed $100,000, Seller shall immediately notify Buyer of such fact. In such event, Buyer shall have the right, in its discretion, to (a) terminate this Agreement and the Escrow upon written notice to Seller and Escrow Holder not later than fifteen (15) days after delivery to Buyer of written notice thereof, in which case the provisions of Section 3.7.1 shall apply, or (b) to consummate the transaction provided for herein, in which event Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, any and all awards made or to be made in connection with such condemnation or eminent domain and all insurance proceeds equal to the amount of the damage, and the parties shall proceed to the Close of Escrow pursuant to the terms hereof, without any reduction in the Purchase Price. If the Property is damaged and the cost of repair is less than or equal to $100,000, Seller shall assign to Buyer all insurance proceeds equal to the amount of the damage.

8.	BROKERS.

Seller and Buyer each represent and warrant to the other that neither has dealt with or been represented by any brokers or finders in connection with the purchase and sale of the Property. Buyer shall indemnify, defend and hold harmless Seller against any loss, liability, damage, cost, claim or expense (including reasonable attorneys' fees) incurred by reason of any brokerage fee, commission or finder's fee which is payable or alleged to be payable to any broker or finder on account of any actions of Buyer. Seller shall indemnify, defend and hold harmless Buyer against any loss, liability, damage, cost, claim or expense (including reasonable attorneys' fees) incurred by reason of any brokerage fee, commission or finder's fee which is payable or alleged to be payable to any broker or finder on account of any actions of Seller. Notwithstanding anything to the contrary contained herein, the representations, warranties, indemnities and agreements contained in this Section 8 shall survive the Close of Escrow or earlier termination of this Agreement.

9.	GENERAL PROVISIONS.

9.1	Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts taken together, shall constitute one and the same instrument. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile counterparts of the signature pages.

9.2	Further Assurances.  Each of the parties agrees to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be appropriate or necessary to effectuate the agreements of the parties, whether the same occurs before or after the Close of Escrow.

9.3	Entire Agreement.  This Agreement, together with all Exhibits hereto and documents referred to herein, if any, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements. This Agreement may be modified only by a writing signed by both parties. All Exhibits to which reference is made in this Agreement are deemed incorporated into this Agreement whether or not actually attached.

9.4	Headings.  Headings used in this Agreement are for convenience of reference only and are not intended to govern, limit, or aide in the construction of any term or provision hereof.

9.5	Choice of Law.  This Agreement and each and every related document are to be governed by, and construed in accordance with, the laws of the State of California.

9.6	Severability.  If any term, covenant, condition or provision of this
Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction or rendered by the adoption of a statute by the State of California or the United States invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

9.7	Survival.  Notwithstanding anything contained in this Agreement to the contrary, the terms, conditions, covenants and indemnifications contained in Sections 2.3, 3.7.1, 3.7.4, 4.1.1, 4.4, 6.2, 6.4, 8, 9.2, 9.12, 9.15 of this
Agreement shall survive the Close of Escrow and the delivery of the Grant Deed, or other termination of this Agreement, for a period of two (2) years.

9.8	Waiver of Covenants, Conditions or Remedies.  The waiver by one party of the performance of any covenant, condition or promise, or of the time for performing any act, under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise, or of the time for performing any other act required, under this Agreement. The exercise of any remedy provided in this Agreement shall not be a waiver of any other remedy provided by law, and the provisions of this Agreement for any remedy shall not exclude any other remedies unless they are expressly excluded.

9.9	Legal Advice.  Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to the fair meaning and not for or against any party based upon any attribution of such party as the sole source of the language in question.

9.10	Time of the Essence.  Time shall be of the essence as to all dates and times of performance, whether they are contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect. Notwithstanding the foregoing, in the event the date for the performance of an action or the giving of a notice falls on a Saturday, Sunday or holiday, then the date for the performance of such action or giving of such notice shall be automatically extended to the next succeeding business day.

9.11	Relationship of Parties.  The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted the right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

9.12	Attorneys' Fees.  If any party hereto institutes an action or proceeding for a declaration of the rights of the parties under this Agreement, for injunctive relief, for an alleged breach or default of, or any other action arising out of, this Agreement, or the transactions contemplated hereby, the prevailing party shall be entitled to its actual attorneys' fees and to any court costs incurred, in addition to any other damages or relief awarded.

9.13	Assignment. This Agreement shall be freely assignable by Buyer without the consent of Seller upon ten (10) days written notice to Seller.

9.14	Notices.  All notices and demands which either party is required or desires to give to the other shall be given in writing by U.S. certified mail, return receipt requested with appropriate postage paid, by personal delivery, or by private overnight courier service to the address set forth in Section 1.2 for the respective party, provided that if any party gives notice of a change of name or address or number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or demand is being given, except that any notice given by certified mail shall be deemed delivered three (3) days after deposit in the United States mail.

9.15	Confidentiality.  The terms of this Agreement shall be subject to the terms of the Non-Disclosure Agreement attached hereto as Exhibit G and are to be held by each of Buyer and Seller in strict confidence, and not be disclosed, divulged or otherwise furnished to any other person or entity, except to such parties' lender's, attorneys, employees, agents, engineers and consultants, or as required by law without the prior written consent of the other party.
Seller shall not make any media release, public announcement, press release, public disclosure or any other form of publicity in any manner or medium (including, without limitation, newspaper, newsletter, magazine or electronic communication) (collectively, "Publicity") relating in any way to this Agreement or the transaction evidenced by this Agreement without the prior written consent of Buyer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written. SELLER:

THE JOHN F. VALOV 2000 TRUST

By:____________________________ John F. Valov, Trustee

WILL OF MARY J. VALOV, AKA MANYA J. VALOV, DECEASED

By:____________________________ John F. Valov, Trustee

____________________________ JOHN F. VALOV

____________________________ JIM VALOV

____________________________ JOHN VALOV, JR.

	BUYER:

HBS BIOENERGY DDG CORCORAN, LLC

By:____________________________ Leonard Chapman CEO/Managing Principal

ACCEPTANCE BY ESCROW HOLDER:

First American Title Insurance Company hereby acknowledges that it has received a fully executed counterpart of the foregoing Agreement for Purchase and Sale of Real Property and Escrow Instructions and, subject to the provisions of Section
3.1.1 of this Agreement, agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.

	CHICAGO TITLE INSURANCE COMPANY

	By: Title: Date:	  , 2007



                                   EXHIBIT A

[Text redacted.]

				   EXHIBIT B

GRANT DEED RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

John F. Pierce, Esq.
Stoel Rives LLP
One Union Square,
Suite 3600 600 University
Street Seattle, WA  98101-4109

Mail Tax Statements to:
_ ____________________
____________________
____________________

The undersigned grantor declares:

Documentary transfer tax is shown on a separate sheet attached to this deed and is not a part of the public record.

                                   GRANT DEED

		FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, John F. Valov, as Trustee of The John F. Valov 2000 Trust; John F. Valov, as Trustee under the Will of Mary J. Valov, aka Manya J. Valov, deceased; John F. Valov, a widower; Jim Valov, a single man; and John Valov, Jr., a married man, as his separate property, (collectively, "Grantor") hereby grants to HBS Bioenergy DDG Corcoran, LLC, a California limited liability company ("Grantee") all of its interest in the following described real property situated in the County of Tulare, State of California, described as follows:

SEE ATTACHED EXHIBIT "A".

IN WITNESS WHEREOF, the undersigned have executed this Grant Deed dated as of this ___ day of ___________ 200__.

THE JOHN F. VALOV 2000 TRUST

By:  	____________________________ John F. Valov, Trustee

WILL OF MARY J. VALOV, AKA MANYA J. VALOV, DECEASED

By:  	____________________________ John F. Valov, Trustee

____________________________ JOHN F. VALOV

____________________________ JIM VALOV

____________________________ JOHN VALOV, JR.

STATE OF CALIFORNIA		)
                                )  ss.
COUNTY OF _______________)

On __________ before me, ____________________________ (here insert name and title of the notary public), personally appeared ______________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument. WITNESS my hand and official seal.

Signature _______________________		(SEAL)


STATE OF CALIFORNIA		)
                                )  ss.
COUNTY OF _______________)


On __________ before me, ____________________________ (here insert name and title of the notary public), personally appeared _____________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument. WITNESS my hand and official seal.

Signature _______________________		(SEAL)


STATE OF CALIFORNIA		)
                                )  ss.
COUNTY OF _______________)


On __________ before me, ____________________________ (here insert name and title of the notary public), personally appeared _______________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument. WITNESS my hand and official seal.

Signature _______________________		(SEAL)

                          EXHIBIT A to Grant Deed

Legal Description

[TO BE ATTACHED USING THE LEGAL DESCRIPTION AS SET FORTH IN THAT CERTAIN PRELIMINARY REPORT ISSUED BY CHICAGO TITLE DATED DECEMBER 29, 2006, FOR TITLE NO. 07-42304018-DW]

The following paragraphs shall be added to the end of the foregoing legal description:

"Grantor reserves to itself, its heirs and assigns, one-half of all oil rights for oil lying below a depth of five hundred feet (500') from the surface.

"Grantor conveys to Grantee any right of entry arising out of said reservation for purposes of exploring for, developing or removing any oil.

"Grantor conveys to Grantee the exclusive right to execute any oil lease on the land herein described, such right to be exercised if at all by the Grantee in Grantee's sole discretion and on such terms as Grantee agrees in its discretion, but if exercised such right to be exercised by Grantee reserving to the Grantor one-half of all bonuses, rentals, royalties and other benefits or payments accrued under said lease or leases."

                                   EXHIBIT C

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (and the Income Tax Regulations promulgated thereunder) provides that a transferee (buyer) of a United States real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee that withholding of tax is it required upon the disposition of a United States real property interest by hereinafter (the "Seller"), the undersigned hereby certifies the following on behalf of Seller:

1.	Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Sellers' United States Federal Tax Identification Number is
; and

3.	Seller's address is:  18275 Road 28, Tulare, CA 93274

Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under the penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Executed this            day of               , 200

[                ]

By:

                                   EXHIBIT D

HAZARDOUS SUBSTANCES

The term "Hazardous Substance" as used in this Agreement shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the statutes or regulations listed below and any and all of those substances included within the definitions of "hazardous substances", "hazardous materials", "hazardous waste", "hazardous chemical substance or mixture", "imminently hazardous chemical substance or mixture", "toxic substances", "hazardous air pollutant", "toxic pollutant" or "solid waste" in the statues or regulations listed below ("Hazardous Substance Laws"). Hazardous Substances shall also mean any and all other similar terms defined in other federal state and local laws, statutes, regulations, orders or rules and materials and wastes which are, or in the future become, regulated under applicable local, state or federal law for the protection of health or the environment or which are classified as hazardous or toxic substances, materials or waste, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof,
(iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, and (vii) radioactive materials and waste.

In addition, a Hazardous Substance shall include:

1.	a "Hazardous Substance", "Hazardous Material," "Hazardous Waste," or
"Toxic Substance" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. SS 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. SS 1801, et seq., or the Resource Conservation and Recovery Act, 42 U.S.C. SS 6901, et seq.;

2.	an "Extremely Hazardous Waste," a "Hazardous Waste," or a "Restricted
Hazardous Waste", under SS 25115, 25117 or 25122.7 of the California Health and Safety Code, or as listed or identified pursuant to SS 25140 or 44321 of the California Health and Safety Code;

3.	a "Hazardous Material," "Hazardous Substance," "Hazardous Waste," "Toxic
Air Contaminant," or "Medical Waste" under SS 25281, 25316, 25501, 25501.1, 25023.2 or 39655 of the California Health and Safety Code;

4.	"Oil" or a "Hazardous Substance" listed or identified pursuant to S 311 of the Federal Water Pollution Control Act, 33 U.S.C. S 1321, as well as any other hydrocarbonic substance or by-product;

5.	any waste listed or defined as a "Hazardous Waste," "Extremely Hazardous
Waste," or an "Acutely Hazardous Waste" pursuant to Chapter 11 of Title 22 of the California Code of Regulations;

6.	asbestos, PCBs, and other substances regulated under the Federal Toxic
Substances Control Act, 15 U.S.C. SS 2601 et seq.;

7.	any radioactive material including, without limitation, any "source material", "special nuclear material," "by-product material," "low-level wastes," "high-level radioactive waste," "spent nuclear fuel" or "transuranic waste", and any other radioactive materials or radioactive wastes, however produced, regulated under the Federal Atomic Energy Act, 42 U.S.C. SS 2011 et seq., the Nuclear Waste Policy Act, 42 U.S.C. SS 10101 et seq., or pursuant to the California Radiation Control Law, California Health and Safety Code SS 25800 et seq.

                                   EXHIBIT E

REPORTS

                                   EXHIBIT F

POST-CLOSING HARVEST AGREEMENT DATED AS OF:___________________, 2007

The undersigned John F. Valov, as Trustee of The John F. Valov 2000 Trust; John
F. Valov, as Trustee under the Will of Mary J. Valov, aka Manya J. Valov, deceased; John F. Valov, a widower; Jim Valov, a single man; and John Valov, Jr., a married man, as his separate property (collectively, "Seller"), and HBS Bioenergy DDG Corcoran, LLC, a California limited liability company ("Buyer"), having heretofore executed an Agreement for Purchase and Sale of Real Property and Escrow Instructions dated _______________________, 2007 ("Sale Agreement"), relating to approximately 921.74+/- acres located Tulare County, California, more specifically described on attached Exhibit A (the "Property"). Capitalized terms not otherwise defined in this Post-Closing Harvest Agreement (the "Agreement") shall have the meanings given in the Sale Agreement. Time is of the essence of this Agreement. Notices under this Agreement shall be given as provided in the Sale Agreement.

1.	Access Right/AS IS.  Seller shall have a limited right of access to the
Property for the purpose of timely tending and promptly harvesting/removing agricultural crops planted pursuant to any Approved Crop Plan ("Approved Crops") on the terms and conditions described in this Agreement. Seller's activities and conduct respecting its harvesting of Approved Crops from and after the Closing shall be at Seller's sole risk and expense. Seller accepts the Property related thereto strictly AS IS WHERE IS, without representation, warranty (expressed or implied) or liability of any description on the part of Buyer.

2.	Delivery of Possession by Seller.  Seller shall deliver exclusive possession of the entire approximately 921.74 acres of the Property to Buyer at Closing, subject only to Seller's limited access rights as herein provided. Seller hereby waives and relinquishes to Buyer, effective as of the Closing, all right, title and interest Seller may have to any trees, plants and/or crops growing or grown on the Property on the Closing Date, excepting only Approved Crops as provided in the Sale Agreement and as provided herein.

3.	Compliance with Law/Seller Expense.  Seller shall at all times cause all activities of Seller to be conducted in full and strict compliance with the applicable provisions of this Agreement, applicable law and matters of record affecting the Property. All risks of tending, farming, harvesting and related activities on the Property are the sole responsibility of Seller. All revenue from Seller's harvesting of Approved Crops will belong to Seller. Seller shall not cause or allow any lien, claim or encumbrance to attach to the Property in connection with Seller's activities relating to harvesting Approved Crops. Seller, at Seller's expense, shall maintain and keep all portions of the Property planted pursuant to any Approved Crop Plan in good and safe condition and repair, subject to the rights of Seller to remove its crops pursuant to this Agreement, and shall conduct all such activities in a timely, good and commercially reasonable manner. Buyer shall not be required to provide, make or pay for any maintenance, repairs, alterations, additions or improvements whatsoever to the Property or any portions thereof planted in accordance with any Approved Crop Plan at any time. Seller promptly shall repair any damage caused by Seller to any roads or other area of the Property. Seller shall pay when due all taxes, costs and expenses related to the tending, harvesting and/or sale of its crops and/or other activities of Seller pursuant to this Agreement. Seller shall not be responsible for the ad valorem real property taxes on the Property or Harvest Areas to the extent first assessed after Closing, provided that Seller shall be responsible for and shall pay Buyer upon demand (i) the amount of any new or increased tax assessment of the Property to the extent such relates to presence, growth, removal or sale of any crops pursuant to any Approved Crop Plan, and (ii) all taxes, interest, and penalties, if any, imposed
(A) upon removal of any portion of any crops pursuant to any Approved Crop Plan from any special assessment or program related to any period at or before Closing, or related to any act or omission of Seller during its operations during the applicable harvest period, and (B) as a result of any change in the tax assessment by reason of reassessment, errors by the tax assessor or changes occurring before the Closing Date in use or ownership of the Property.

4.	Removal of Crops.  To the extent Seller does not timely complete the removal and disposal of all Approved Crops at Seller's expense, Buyer may do so at Seller's expense and without liability to Seller. The decisions whether and when to do and/or contract out such work, or to continue such work once begun and the selection of the third party or parties to perform the work, shall be in Buyer's sole discretion.

5.	Indemnification.  Seller shall indemnify, reimburse and hold Buyer harmless for, from and against any and all loss, damage, liability, action, proceedings, claim, or expense, including court costs and reasonable attorney fees, which Buyer may reasonably incur or sustain by reason of or in connection with (i) any breach of Seller's obligations in this Agreement; or (ii) any and all obligations, actions, suits, liens, liabilities, claims, accounts, or demands, whether direct, contingent, or consequential, which arise in connection with or are in any way relate to the obligations or activities of Seller pursuant to this Agreement. Buyer shall notify Seller within a reasonable time after Buyer learns of the same and determines that such claim maybe covered by this indemnification if any claim is made against it for which Seller shall have agreed to indemnify Buyer as set forth in this Agreement, and, upon written demand from Buyer, Seller shall thereupon undertake at Seller's sole expense to defend Buyer therefrom with counsel acceptable to and in consultation with Buyer.

6.	Collateral Free of Liens.  All Approved Crops, together with all proceeds, profits and products thereof are herein referred to as ("Collateral") and are hereby assigned to Buyer in the event of any Seller default hereunder to secure the timely payment and performance in full of all of Seller's obligations under this Agreement. Seller hereby covenants, represents and warrants to Buyer that Seller owns the Approved Crops free and clear of any right, title interest claim or lien of any third party and that Seller has not assigned, pledged, granted a security interest in or transferred any right title or interest in or to the Approved Crops to any third person.

7.	Scope of Seller Use.  Seller shall not have any right to use or occupy any portion of the Property that would unduly interfere with Buyer's development plans for the property, excepting only Seller's right to harvest Approved Crops as provided herein and to use the existing, improved access roads to and from the public roads for the sole purpose of access to the Approved Crops for the timely harvesting thereof as provided herein. From and after the date of Closing Seller shall use the Property and any applicable roads located thereon solely for the tending, harvesting and removal of Seller's Approved Crops and for the work required of Seller under Section 4, above, and for no other purpose. This Agreement is personal to Seller, and Seller shall not assign this Agreement nor assign any portion of its rights or interest in any Approved Crops in whole or in part. Subject only to Seller's limited rights as expressly set forth herein Buyer may use the balance of the Property as Buyer sees fit without notice or liability to Seller.

8.	Additional Crops.  Notwithstanding anything in this Agreement or the
Sale Agreement to the contrary, in the event that Seller has crops planted on the Property at the time of Closing in addition to Approved Crops ("Additional Crops"), Seller may harvest such Additional Crops provided that Buyer has determined in its discretion that Seller's harvesting of such Additional Crops will not impair Buyer's development of the Property. Upon Buyer's execution of a written consent specifically identifying such Additional Crops as may be harvested by Seller in accordance herewith, thereafter such specifically approved Additional Crops shall be deemed to be Approved Crops for all purposes hereunder. Seller shall have no right to harvest any Additional Crops not specifically approved by Buyer in accordance herewith.

9.	Insurance.  Seller shall be solely responsible for the condition of and insuring Seller's personal property and the Approved Crops and shall keep in effect at all times: (1) workers' compensation insurance with limits as required by applicable law; (2) commercial general liability coverage in reference to all activities at and entry onto at the Property, in an amount not less than $1 million per occurrence for (a) bodily injury, death and property damage, including damage to the Property and Approved Crops, and (b) contractual liability; and (3) automobile liability insurance with a minimum limit of $1 million per occurrence for bodily injury, death and property damage with respect to any vehicles used in connection with Seller's activities or otherwise brought on the Property by or through Seller with such insurer and on such forms as Buyer may reasonably approve beforehand in writing. Seller shall deliver a certificate or binder of such insurance to Buyer at or before Closing and shall maintain such in effect at all times during the applicable harvest period. Each such policy of insurance shall be written on an "occurrence" form, shall be primary and noncontributing to any other coverage or policy held by or available to Buyer or Seller, shall name Buyer as an additional named insured and shall provide that it may not be cancelable nor its coverage reduced except upon not less than thirty (30) days' prior written notice to Buyer and Seller from the insurer. Buyer shall not be liable to Seller or any person claiming through Seller for any condition of the Approved Crops unless solely caused by Buyer's gross negligence or willful misconduct, and there shall be no claim by Seller nor any subrogated or derivative claim by Seller's insurance carrier or any party claiming through Seller against Buyer or any of Buyer's agents, employees, members, or contractors arising out of any such loss or damage.

10.	Waiver of Emblement Rights.  Seller hereby waives and releases to Buyer any and all emblements and other rights Seller may have to any other plants or plant materials growing or grown on the Property other than the Approved Crops. Effective as of the expiration of the applicable harvest period all interest of Seller in the Approved Crops automatically shall terminate and revert to Buyer, and neither Seller nor any person claiming through or under Seller shall have any further right, title or interest in or to said Approved Crops (including but not limited to any emblements rights) or to enter onto the Property for any purpose whatsoever.

11.	 Attorney Fees.  In the event of any suit or action for breach of or to enforce the provisions of this Agreement, or to recover possession of the Property or the Approved Crops, the party not prevailing agrees to pay all reasonable attorney fees and costs incurred by the party prevailing at or in preparation for trial, appeal or review or in any other proceeding (including, without limitation, any arbitration or bankruptcy proceeding and any issues peculiar to bankruptcy), and Seller agrees to pay Buyer such other fees (including attorney fees) and costs incurred by Buyer following Seller's default under this Agreement whether or not any action or proceeding is instituted. The terms and provisions of this Agreement shall be governed in accordance with the laws of the State of California.

BUYER: HBS BIOENERGY DDG CORCORAN, LLC

By:  	____________________________ Leonard Chapman CEO/Managing Principal

SELLER: THE JOHN F. VALOV 2000 TRUST

By:  	____________________________ John F. Valov, Trustee

WILL OF MARY J. VALOV, AKA MANYA J. VALOV, DECEASED

By:  	____________________________ John F. Valov, Trustee

____________________________ JOHN F. VALOV, widower

____________________________ JIM VALOV, a single man

____________________________ JOHN VALOV, JR., a married man, as his separate property

                                   EXHIBIT G

NON-DISCLOSURE AGREEMENT THIS NON-DISCLOSURE AGREEMENT ("Agreement") is made and entered into this ___ day of ____________, 2007 ("Effective Date"), by and between John F. Valov, as Trustee of The John F. Valov 2000 Trust; John F. Valov, as Trustee under the Will of Mary J. Valov, aka Manya J. Valov, deceased; John F. Valov, a widower; Jim Valov, a single man; and John Valov, Jr., a married man, as his separate property (collectively, "Seller"), and HBS Bioenergy DDG Corcoran, LLC, a California limited liability company ("Buyer"). Buyer and Seller may be individually referred to as, a "Party" and jointly referred to as, the "Parties."

The Parties to this Non-Disclosure Agreement have agreed to establish terms governing the confidentiality of certain information one party ("Owner") may disclose to the other party ("Recipient").

NOW THEREFORE, the Parties agree as follows:

1.	Confidential Information.  In connection with discussions concerning the potential purchase of property by Buyer from Seller pursuant to that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions dated _______________________, 2007 ("Sale Agreement"), relating to approximately
921.74 +/-acres located Tulare County, California, more specifically described on attached Exhibit A (the "Property"), Buyer and Seller may disclose to the other certain information that is confidential and proprietary to each such party only for the purpose of evaluating the possibilities of coordinating certain business efforts and possible transaction(s) between the Parties as are consisting with the terms of the Sale Agreement ("Permitted Use"). For the purposes of this Non-Disclosure Agreement, "Confidential Information" shall mean any and all information of Owner or its Affiliates disclosed to Recipient or its Affiliates (whether previously disclosed, disclosed simultaneously herewith or hereafter disclosed): (i) in tangible form (including, without limitation, written, graphic, visual or virtual information incorporated in computer software or held in electronic storage media), whether or not clearly and conspicuously identified as confidential or proprietary; or (ii) contained in oral communications, whether or not prefaced as confidential. Confidential Information may include, without limitation:

(a)  	Business Information - strategic plans, the identity of one or more business partners, descriptions of non-public transaction structure proposals, descriptions of business operations, billing and receivable operations, marketing and operational procedures and strategies, business plans, products, business strategies, services;

(b)	Technical Information - computer systems, inventory systems, distribution networks, systems development, software, technical systems, product development methodologies and strategies, technical data, know-how, discoveries, manufacturing data, engineering data, test data, materials, costs, specifications, software, equipment;

(c)	Financial Information - financial performance figures, financial information and projections, credit and financial information and techniques, procurement and sales activities and procedures, promotion, pricing, salary and benefit information and other data regarding the Owner's employees;

(d)	Intellectual Property - trade secrets, patent applications, ideas, formulas, client lists, search assignments of Owner, all candidate names and resumes received at any time by Owner, candidate lists, all data concerning placements made and/or "in process" by the Owner, sales and recruiting techniques, the nature and content of client contracts and records, policy and procedures manuals, service systems, employment systems training methods and manuals, customized computer software, and all other information not generally known to the public, including any forms, documents, or computer data of the Owner and/or its Affiliates; private or secret processes of the Owner as they exist from time to time, inventions, methods, designs, blueprints, drawings, customers, suppliers, mailing lists; and related information.

Each party further acknowledges and agrees that all information disclosed by Owner hereunder, and all other information to which Recipient may have access by virtue of any such disclosure or relating to the Owner, shall be presumed by the parties to be Confidential Information unless the Owner of such information advises Recipient in writing that any item or items need not be regarded or treated as confidential. The term "Affiliates" means any person or entity controlling, controlled by or under common control with a party.

2.	Exclusions from "Confidential Information".  Confidential Information shall not include any information of Owner that:

(a) 	is already known to and had been reduced to writing by Recipient at time of its disclosure or acquisition without any obligation to hold it in confidence;

(b) 	at the time of disclosure or acquisition was in the public domain or later entered the public domain other than by breach of this Agreement or a confidentiality obligation owed to the Owner;

(c) 	is received from a third party that had no duty to maintain the information in confidence;

(d) 	is independently developed by Recipient without reference to
Confidential Information, provided, however, that independent development by Recipient does not constitute a breach of Section 4;

(e) 	is communicated to a third party with express written consent of Owner;
or

(f) 	is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law; provided, however, that before making such disclosure, the Recipient shall promptly notify Owner of such disclosure order and, upon request and at the expense of Owner, fully cooperate in contesting such disclosure by seeking a protective order or other appropriate action. If after such contest disclosure is still required, then Recipient shall seek confidentiality treatment of such Confidential Information from the entity requiring disclosure.

3.	Use of Confidential Information.  The Recipient acknowledges the economic value to the disclosing party of all Confidential Information. With respect to Confidential Information, Recipient shall:

(a)	use Confidential Information only for the Permitted Use;

(b)	restrict disclosure of (i) any Confidential Information it receives from
Owner; (ii) the fact that Confidential Information is being disclosed by or to either party; and (iii) the fact that discussions, proposals, meetings and/or work in connection with the Permitted Use are taking place, solely to those employees and consultants, if any, of Recipient and its Affiliates who have a "need to know," who have been informed of Recipient's obligations under this Non-Disclosure Agreement, and who have executed a confidentiality agreement containing restrictions similar to those found herein, including but not limited to the terms in Section 4;

(c)	not in any way or in any form disclose, publicize or advertise in any manner Confidential Information of Owner to any person or entity other than those listed in Paragraph (b) of this Section 2 without the prior written consent of the Owner;

(d)	advise those employees and representatives of Recipient and its
Affiliates who gain access to Confidential Information of their obligations with respect to the Confidential Information and seek a confidentiality agreement containing restrictions similar to those found herein, including but not limited to the terms in Section 4;

(e)	make only the number of copies of the Confidential Information necessary to disseminate the information to those employees, representatives or Affiliates who are entitled to have access to it under this Section 3, and ensure that all confidentiality and proprietary notices and legends are affixed to or that are set forth on Confidential Information are reproduced in full on such copies; and

(f)	afford the Confidential Information the same degree of confidentiality and care as Recipient affords its own sensitive business information, provided, however, that in no event shall Recipient use less than a reasonable degree of care when handing Owner's Confidential Information.

For purposes of this Agreement, "need to know" means that the employee, representative or Affiliate requires the Confidential Information in order to perform his or her responsibilities in connection with the Permitted Use. Records, documents, or other writings in tangible form (including, without limitation, written, graphic, visual or virtual information incorporated in computer software or held in electronic storage media) created by Recipient which contain or integrate Owner's Confidential Information shall be subject to the same limitations in this Section 3 and include appropriate proprietary notices and legends.

4.	Agreement Not to Circumvent.  In addition to the restrictions on disclosure and the handling of Confidential Information in Section 3, Seller, in its capacity as Recipient, shall not use in any manner any of Buyer's Confidential Information for the purpose of circumventing or attempting to circumvent, directly or indirectly, the intent of this Agreement, including, but not limited to, use of such Confidential Information to: (i) develop its own business; (ii) compete with Buyer; or (iii) take, impede, disrupt or otherwise interfere with a prospective advantage, business opportunity, or expectancy of Buyer that is known (or reasonably should have been known) to exist based on the disclosure Confidential Information by Buyer to Seller.

5.	Communication and Representatives.  All communication between the
Parties with respect to Confidential Information, the Permitted Use thereof, consent for assignment or disclosure of Confidential Information or information regarding other discussions, negotiations, proposals, meetings, and/or work pursuant to Section 6, shall be channeled only through designated representatives at each party's respective offices. Each Party shall designate at least one representative who shall have authority to make and receive such communications, but in no event shall a representative have authority to waive or amend the provisions of this Agreement. For the foregoing, each Party designates the individual(s), identified below, as its Representative(s). Designation of a Representative may be changed from time to time upon five (5) days' written notice to the other Party.

	BUYER:				HBS Bioenergy DDG Corcoran, LLC

Notice Address:	4144 S. Demaree Rd.
                Visalia, CA 93277
                Attn:  Mike Wheatley Tel:
		(559) 738-5140 Fax:
		(559) 738-5143 Email:
		mikewheatley@agrimassenviroenergy.com

Copy To:	HBS Human Biosystems
                1127 Harker Avenue
                Palo Alto, CA 94301
                Attn:  Harry Masuda
                Tel:  (650) 323-0943 Fax:
		(650) 327-8658
		Email:  hmasuda@humanbiosystems.com

SELLER:	John F. Valov, as Trustee of The John F. Valov 2000 Trust; John F.
Valov, as Trustee under the Will of Mary J. Valov, aka Manya J. Valov, deceased; John F. Valov, a widower; Jim Valov, a single man; and John Valov, Jr., a married man, as his separate property

Notice Address:	John F. Valov
                18275 Road 28 Tulare, CA 93274
                Tel:  (559) 686-6005
                Fax:  (559)  992-8904
                Email:  ValovandSons@Valov.net

6.	No Disclosure Without Consent.  Except as otherwise provided in Section
3, and to the extent provided by law, neither party hereto shall in any way or in any form, without the prior written consent of the other party, disclose, publicize or advertise, or permit to be disclosed publicized or advertised, in any manner including in public statements or press releases:

(a) 	the Confidential Information of the other Party,

(b) 	the discussions, negotiations, proposals, meetings and/or work that give rise to or that are covered by this Agreement, whether such discussions or negotiations contained Confidential Information or not, and/or

(c) 	the fact that discussions, negotiations, proposals, meetings and/or work with regard to the Permitted Use are taking place.

Any public statement or press release may be jointly issued by the parties, but a public statement or press release concerning the information in (a) through
(c) of this Section 6 may be issued unilaterally by one party only with the prior written consent of the other party after consultation. Notwithstanding the foregoing, Owner shall not be prohibited from discussing or negotiating with any other party a potential transaction involving the Confidential Information.

7.	Ownership and Return or Destruction of Confidential Information.

(a)	Ownership.  All Confidential Information, including all copies, disclosed by Owner to Recipient under this Agreement shall be and remain property of Owner notwithstanding the integration of such Confidential Information into a new document by the Recipient.

(b)	Return of Confidential Information. Upon:  (i) written request by the
Owner; (ii) termination of this Agreement pursuant to Section 9; or (iii) conclusion of the Parties' business relationship, all of Owner's Confidential Information, including all copies thereof and records, notes and other written, printed or tangible material pertaining thereto that is in possession of the Recipient, shall be returned to Owner promptly and shall not thereafter be retained in any form by Recipient; provided, however, that documents created by Recipient that include both Owner's and Recipient's Confidential Information do not need to be delivered to Owner and may instead be destroyed by Recipient pursuant to Subsection 7(c).

(c)	Destruction of Confidential Information.  The Owner of Confidential
Information may alternatively direct the Recipient to destroy such Confidential Information, including all copies thereof and records, notes and other written, printed or tangible material pertaining thereto, in its possession in a manner which preserves its confidentiality. The Recipient shall provide written certification that all of the aforementioned has been destroyed.

8.	Remedies and Fees.  The Parties acknowledge that these covenants are reasonable and necessary for the protection of the proprietary interests of each other. The Parties further agree that Confidential Information is valuable and unique and that disclosure in breach of this Agreement will result in
irreparable injury to Owner for which remedies at law may be inadequate.   In
the event of a breach or threatened breach of the terms of this Agreement, Owner shall be entitled to, and the Recipient consents to the granting of, an injunction prohibiting any such breach, whether temporary, preliminary or final, without proof of actual damages. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of money damages. Each Party agrees to reimburse the other Party (if successful on the merits) for all court costs and legal fees, including reasonable attorneys' fees, incurred in enforcing this Agreement or obtaining relief hereunder.

9.	Termination.  This Non-Disclosure Agreement shall survive any expiration or earlier termination of the Sale Agreement to the fullest extent permitted by law.

10.	Survival of Confidentiality Obligation.  The rights and obligations of the Parties under this Agreement with respect to Confidential Information, any and all copies thereof, and records, notes and other tangible material pertaining thereto, shall survive (i) any return or certified destruction pursuant to Section 7, (ii) any termination of this Agreement pursuant to
Section 9, and (iii) the conclusion of the Parties' business relationship. Without limiting the foregoing, the obligations of Seller in Section 4 of this Agreement expressly survive the events described in this Section 10.

11.	Miscellaneous.

(a)	No Liability for Errors or Omissions.  Owner shall not have any liability or responsibility for errors or omissions in, or any business decisions made by Recipient in reliance on any Confidential Information disclosed under this Agreement.

(b)	Future Transactions.  Unless and until a definitive agreement between the Parties with respect to the potential transaction has been executed and delivered, neither party shall be under any obligation of any kind, legal, financial or otherwise, with respect to any such potential transaction. This Agreement shall not be construed to limit either party's right to conduct similar discussions or perform similar work to that undertaken pursuant hereto, provided that said discussions or work do not violate the Parties' obligations under this Agreement.

(c)	Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other. No permitted assignment shall relieve a party of its obligations hereunder with respect to Confidential Information disclosed to that party prior to the assignment. Any assignment in violation of this Subsection 11(c) shall be void. This Agreement shall be binding upon the parties and their respective successors and assigns.

(d)	Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its choice of law provisions. The Parties hereby agree that the exclusive jurisdiction for any claim or suit brought to enforce a Party's rights under this Agreement shall be the courts of the State of California, and hereby waive any claim that such courts present an inconvenient forum.

(e)	Severability.  If any provision of this Non-Disclosure Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the Parties as expressed herein.

(f)	Representations and Warranties.  Each party:  (i) warrants that it has the authority to enter into this Agreement and to lawfully make the disclosures contemplated hereunder; and (ii) expressly agrees with respect to this Agreement facsimile signatures are binding on the Parties.

(g)	Complete Agreement; Amendment.  This Agreement is the complete agreement of the Parties concerning the subject matter hereof and supersedes any prior communications, agreements, and understandings relating thereto. This Agreement may not be waived, amended or in any manner modified except in writing duly executed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Non-Disclosure Agreement as of the date first above written.

BUYER: HBS BIOENERGY DDG CORCORAN, LLC

By:  	____________________________ Leonard Chapman CEO/Managing Principal

SELLER: THE JOHN F. VALOV 2000 TRUST

By:  	____________________________ John F. Valov, Trustee

WILL OF MARY J. VALOV, AKA MANYA J. VALOV, DECEASED

By:  	____________________________ John F. Valov, Trustee

____________________________ JOHN F. VALOV

____________________________ JIM VALOV

____________________________ JOHN VALOV, JR.